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                                                                   EXHIBIT 10.13

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

      This Amendment to Stock Purchase Agreement, dated as of January 14, 1999 (this "Amendment"), is entered into by and among Bionova International, Inc., a Delaware corporation ("Investor"), and DNAP Holding Corporation, a Delaware corporation (the "Company").

                                   Background

      The Company and the Investor entered into a Stock Purchase Agreement dated as of October 1, 1998 (the "Stock Purchase Agreement") pursuant to which the Investor invested $30,000,000 in the Company to purchase 5,217,391 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company.
Section 6.2 of the Stock Purchase Agreement generally provides that, subject to certain conditions, the Company will issue to its stockholders rights (the "Rights") to purchase shares of Common Stock having the characteristics described in that section. Section 6.3 of the Stock Purchase Agreement provides, among other things, that "During the period in which the Rights are exercisable, the Investor and its affiliates will not make any loan or capital contribution to the Company until all rights held by the Investor and its affiliates have been exercised in full" (the "Loan Restriction").

      The Loan Restriction was intended to assure that additional capital received by the Company from the Investor and its affiliates (the "Investor Parties") would be in the form of capital contributions so that the Company's total indebtedness to the Investor Parties would not be increased until the Investor Parties had exercised all of their Rights. The Company and the Investor Parties desire to convert certain of the Company's indebtedness to the Investor Parties to a revolving financing arrangement which would allow the Company to repay funds to the Investor Parties and, if necessary, re-borrow those funds in the future without violating the Loan Restriction. Though these future borrowings may occur while the Rights are exercisable, the total amount of indebtedness to the Investor Parties would not exceed the level contemplated by the Stock Purchase Agreement and therefore would be consistent with the intent of the parties to the Stock Purchase Agreement. Therefore, the parties desire to modify Section 6.3 of the Stock Purchase Agreement to permit a revolving financing arrangement.

      In consideration of the foregoing and the mutual promises and agreements contained herein, the Company and the Investor agree as follows:

      1. The last sentence of Section 6.3 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

            During the period in which the Rights are exercisable, the Investor and its affiliates will not make any New Loan or capital contribution to the Company until all Rights held by the Investor and its affiliates have been exercised in full. For purposes of this
            Section 6.3, "New Loan" means any loan which would result in the Company's indebtedness to the Investor and its affiliates to exceed
            (x) the amount of such indebtedness immediately following the Closing minus (y) $13 million.

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      2. The Stock Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects as the agreement of the parties and shall continue in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.


DNAP HOLDING CORPORATION                  BIONOVA INTERNATIONAL, INC.


By: /s/ ARTHUR H. FINNEL                  By: /s/ BERNARDO JIMENEZ
    -------------------------------           -------------------------------
    Name: Arthur H. Finnel                    Name: Bernardo Jimenez
    Title: Executive Vice President           Title: Chief Executive Officer

AMENDMENT TO STOCK PURCHASE AGREEMENT - Page 2